Exhibit 99.1

Sucampo Adds Chief Operating Officer and Names New Presidents at Americas and European Subsidiaries

BETHESDA, Md.--(BUSINESS WIRE)--September 14, 2009--Sucampo Pharmaceuticals, Inc. (NASDAQ:SCMP) today announced the appointment of James J. Egan as Chief Operating Officer, Sucampo Pharmaceuticals, Inc., a newly-created position, effective September 15, 2009, reporting to Ryuji Ueno, M.D., Ph.D., Ph.D., Chair, and Chief Executive Officer of Sucampo Pharmaceuticals, Inc.

Sucampo also announced that Stanley G. Miele was promoted to President of Sucampo Pharma Americas, Inc., (SPA) and David Dodds was promoted to President of Sucampo Pharma Europe, Ltd. (SPE), effective immediately. Messrs. Dodds and Miele succeed Dr. Ueno in those positions and will report to Mr. Egan. Dr. Ueno will remain the President and CEO of Sucampo Pharma, Ltd. (SPL), SPI’s other wholly-owned operating company for Asia and Oceania. In addition, Dr. Ueno will continue to be CEO, Chief Scientific Officer and Chair of Sucampo Pharmaceuticals, Inc.

Dr. Ueno said, “These three actions, bringing Jamie Egan into Sucampo and promoting Stan Miele and David Dodds, have strengthened Sucampo’s management capabilities significantly. Jamie’s strategic abilities and experience will guide the formation and conduct of future partnerships and complement Stan and David’s sales and marketing expertise in their respective regions. Their combined focus on Sucampo’s commercial development will allow me to spend more of my time on developing new prostone-based product opportunities.”

Mr. Egan brings over 25 years of experience in the pharmaceutical and biotechnology industries. He joins Sucampo from ESBATech AG, a privately-held biotech company in Zurich, Switzerland, where he was Chief Business Officer with responsibility for corporate and financing strategies and corporate strategic planning. Most recently, Mr. Egan participated in negotiations for ESBATech’s acquisition by Alcon S.A., the world’s largest eye-care company. Prior to joining ESBATech, Mr. Egan was Senior Vice President, Licensing & Corporate Development at Idenix Pharmaceuticals, Inc., a Cambridge, Massachusetts-based biotech company. While there, Mr. Egan initiated Idenix’s efforts which resulted in its May 2003 strategic collaboration with Novartis Pharma AG for the worldwide development and commercialization of its entire portfolio of drug candidates. Prior to his time at Idenix, Mr. Egan was: CEO of Neuronz Limited, a privately-held company based in Auckland, New Zealand; Senior Director, Global Licensing, Business Development, Mergers and Acquisitions at G.D. Searle & Co.; and Division Counsel, International Operations at Abbott Laboratories as well as a Trial Attorney, Foreign Commerce Section, Antitrust Division of the U.S. Department of Justice and a Foreign Services Officer at the U.S. Embassy in Tokyo, Japan, of the U.S. Department of State. Mr. Egan earned a B.S., Foreign Service, at Georgetown University, in Washington, D.C. and a J.D. at University of Santa Clara School of Law, in Santa Clara, California.

Mr. Miele has over 19 years of sales and marketing experience in the pharmaceutical and medical device industries. He joined Sucampo in February 2006 as Director, National Sales and was promoted to Vice President, Sales in October 2007 and Senior Vice President, Sales & Marketing in August 2008. Mr. Miele oversaw the formation of Sucampo’s sales force which sells Amitiza® into the Long-Term Care and Hospital market segments. Sucampo co-markets Amitiza with Takeda Pharmaceutical North America. Prior to joining Sucampo, Mr. Miele held positions at Millennium Pharmaceuticals, Abbott Laboratories, Inc., and Syntex Labs.

Mr. Dodds has 25 years of experience in the pharmaceutical and biotech industries. Before joining Sucampo in August 2008, as Commercial Director, Europe, Mr. Dodds spent three years as the Senior International Marketing Manager for Pharmion Ltd, where he managed the pan-European launch of Vidaza as well as the pre-marketing for Vidaza and Orplatna. Previously, Mr. Dodds held positions with Mitsubishi Pharma Europe Ltd., Yamanouchi Pharmaceuticals Europe B.V., SmithKline Beecham Pharmaceuticals U.K. and Eli Lilly Pharmaceuticals U.K.

About Sucampo Pharmaceuticals

Sucampo Pharmaceuticals, Inc., an international biopharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Advisor, International Business Development and a member of the Board of Directors.

Sucampo is marketing Amitiza® (lubiprostone) 24 mcg in the U.S. for chronic idiopathic constipation in adults and Amitiza 8 mcg in the U.S. to treat irritable bowel syndrome with constipation in adult women. Sucampo also is developing the drug for additional gastrointestinal disorders with large potential markets. In addition, Sucampo has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide. Sucampo Pharmaceuticals, Inc. has three wholly owned subsidiaries: Sucampo Pharma Europe, Ltd., located in the UK; Sucampo Pharma, Ltd., located in Japan; and, Sucampo Pharma Americas, Inc., located in Maryland. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Forward-looking statements include statements about the potential utility of Amitiza and Rescula to treat particular indications. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2008 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent data. Sucampo does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, 240-223-3834
or
Westwicke Partners
John Woolford, 410-213-0506